Exhibit 10.2

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST FOR

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE

ACT OF 1934 AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND

EXCHANGE COMMISSION

SENJU PHARMACEUTICAL CO., TD.

2-5-8, HIRANOMACHI, CHUO-KU, OSAKA 541-0046, JAPAN

TEL:+81-6-6201-9698 FAX:+81-6-6226-0406

December 11, 2009

Mr. Vicente Anido, Jr.

President and CEO

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

United States of America

Dear Mr. Anido:

We have investigated the feasibility of changing the terms and conditions of the Bromfenac License Agreement dated March 7, 2002 and amended on August 13, 2002 and May 31, 2006 following the recent conversation with you.

Senju agrees to delete the last sentence of the definition of Net Sales: “Provided, however, that such reductions will be less than [*]% of the gross invoiced price”. That new Net Sales definition would be applied to the royalties generated from January 1, 2010.

In exchange for this, we require the addition of a new paragraph regarding assistance to be provided by ISTA for development outside the Territory such as: “Upon the request of Senju, ISTA shall cooperate with Senju and/or the Third Party designated by Senju for the necessary activities for obtaining governmental approval of bromfenac ophthalmic preparation in the countries or areas of Europe, the Middle East, and South America. ISTA shall not be obligated to conduct any additional pre-clinical studies, clinical studies or data analyses even if necessary to obtain governmental approvals outside the Territory, it being the intent of the parties that ISTA’s activities shall be limited to making available information it already has in its possession or control. Such activities include accepting inspectors from the following governmental authorities: (1) the European Medicines Agency, (2) the Medicines and Healthcare products Regulatory Agency, and (3) Therapeutic Goods Administration (for the EU, the UK, and Australia respectively, and other countries relying on such agencies’ inspections). ISTA may limit such inspections of its clinical investigational sites to no more than three site inspections for each agency. Neither ISTA nor its clinical investigational sites shall be obligated to retain records for any period longer than that required by the U.S. Food and Drug Administration.”

Provided, however that the above change in the definition of the Net Sales, as well as the duties and obligations of ISTA under the preceding paragraph, are contingent on the timely receipt and acceptance by the European Medicines Agency of the written statements required from ISTA and its clinical investigators such that the European Medicines Agency can conduct its GCP Inspections pursuant to the centralized Application with EMEA Reference No. EMEAMJC/001198. Should the EMEA acceptance be delayed beyond January 1, 2010 then the new Net Sales definition would likewise be delayed until the date that such approval is received and acknowledged by Senju and ISTA. In this case, ISTA would not commence support of activities outside of the Territory until such approval is received.

*	CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Senju and ISTA will execute amendments or supplemental memoranda to the Bromfenac License Agreement in confirmation of this letter.

If you agree to the above, please sign and date this and the duplicate copy of this letter in the space provided below and return one signed copy to us.

Sincerely yours	Agreed and Accepted

/s/ Yukoh Yoshida	/s/ Vicente Anido, Jr.

Yukoh Yoshida	Vicente Anido, Jr.
President	President and CEO
Senju Pharmaceutical Co., Ltd.	ISTA Pharmaceuticals, Inc.